Exhibit 99, Table of Transactions

Michael Touff, February 11, 2007 Transaction

500 shares at $43.63

200 shares at $43.66

300 shares at $43.67

125 shares at $43.68

900 shares at $43.69

100 shares at $43.70

100 shares at $43.70

50 shares at $43.71

100 shares at $43.72

92 shares at $43.75

200 shares at $43.76

1000 shares at $43.78

100 shares at $43.79

400 shares at $43.80

3700 shares at $43.81

2600 shares at $43.82

100 shares at $43.83

200 shares at $43.83

200 shares at $43.84

800 shares at $43.84

300 shares at $43.85

700 shares at $43.86

800 shares at $43.87

100 shares at $43.90

263 shares at $43.91

100 shares at $43.95

200 shares at $43.99

100 shares at $44.01

200 shares at $44.02

200 shares at $44.03

100 shares at $44.04

600 shares at $44.05

200 shares at $44.06

100 shares at $44.08

15,730 total shares sold at an average sale price of $43.824 per share.